UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

On November 26, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

Kellner Group Urges Stockholders of AIM Immunotech to Vote Enclosed Gold Card

AIM Stock Price Has Declined 99+% and Incumbent AIM Board Is Misleading Stockholders

Kellner Group Owns 5.04% of Outstanding Shares and is Fully Aligned with Stockholders

New York, New York, November 26, 2024: Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”) today issue the following public letter to stockholders in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM).

November 26, 2024

Dear AIM Stockholders,

We, the Kellner Group, are issuing this public letter to balance the information filed by the incumbent Board of AIM ImmunoTech Inc. (“AIM”) and correct their materially false and misleading statements.

Since Mr. Equels became CEO and directors Mitchell and Appelrouth joined the Board in 2016, AIM’s stock price has plummeted by over 99%. This is a crucial fact for stockholders to consider in the upcoming election of directors at the 2024 Annual Meeting.

The incumbent Board is disputing this undeniable fact and misleading stockholders. They claim AIM’s stock price was $0.16 in March 2016.1 This is false. The New York Stock Exchange reports AIM’s stock price on February 25, 2016, the day the Equels became CEO, as $87.15 and it remained in that range into March.2 AIM effected a 12 to 1 reverse stock split on August 26, 2016 and a 44 to 1 reverse stock split on June 10, 2019.3 Collectively, this accumulates to a 528 to 1 reverse stock split. Based on these reverse stock splits, a stockholder holding 528 shares in February 2016 when Equels became CEO could have sold them for $87.15, but now, that same stockholder holds just 1 share worth approximately $0.21, a 99.7% loss.

[1]

Refer to slide 12 in the presentation (“AIM ISS Presentation”), which can be found here: https://www.sec.gov/Archives/edgar/data/946644/000149315224047492/formdefa14a.htm. Their “support” for that number is a screen-shot of a 2016 letter received prior to subsequent reverse stock splits.

[2]

https://www.nyse.com/quote/XASE:AIM. As is typical, these prices have been adjusted for reverse stock splits. More than typical, it is required—AIM’s own filings retroactively adjust all per share data to give effect to the reverse splits.

[3]

See the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2016, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the SEC on August 14, 2019.

It is shocking that the incumbent Board would attempt to mislead stockholders so blatantly. Misleading stockholders in a communication subject to federal securities laws, intentionally in our view, in such an obvious manner is beyond the pale.

Mr. Equels and other members of the incumbent Board have already been found by the Delaware Supreme Court to have breached their fiduciary duty of loyalty to AIM’s stockholders. Further, Appelrouth, Mitchell and Equels (as the “mastermind”) and certain of their legal counsel have been sanctioned for frivolous actions to avoid competition for their seats, to the tune of hundreds of thousands of dollars.4 Apparently undeterred, we view this disclosure as a clear violation of the incumbent Board’s duty of candor under Delaware law and a flouting of its obligations under the federal securities laws.

If the incumbent Board cannot acknowledge the tremendous destruction of stockholder value under their watch, they cannot be trusted to turn AIM around. We urge stockholders to consider the incumbent Board’s honesty and credibility. The cynical and brazen twisting of facts evidenced by this one episode is evident throughout the incumbent Board’s communications, including:

•	Ignoring AIM’s desperate financial condition and near-term viability doubts.

•	Claiming imminent clinical breakthroughs despite decades of no progress with Ampligen.

•	Promising governance and compensation improvements but escalating a wasteful entrenchment campaign, pushing AIM to the brink of insolvency.

•	Making false and misleading claims about the Kellner Group and its nominees.

•	Mischaracterizing confidential settlement discussions in bad faith in their ISS presentation.

The incumbent Board forced us to go public with confidential settlement discussions to correct their false and misleading information. We believe in transparency for stockholders. Here are the facts:

•	The incumbents are willing to have AIM pay anything as long as they retain control.

•

The incumbents improperly paid excessive and irresponsible legal fees out of AIM’s wallet to entrench themselves—causing anyone who they believe may seek to replace them, to rack up significant legal fees to ensure no competition for their seats, including a federal court action where AIM and its lawyers were sanctioned for meritless actions.

•	Mr. Equels’ salary is excessively high, and in the event of a change of control, he would likely seek an exorbitant severance.

•	The incumbent Board has further engaged in improper defensive tactics, such as awarding Equels and Rodino fully vested stock in advance of the record date, knowing a proxy contest was imminent.

•

In an effort to end the frivolous litigation and put money back in the pockets of stockholders (where it belongs), instead of lawyers, the Kellner Group previously made generous settlement offers, some of which included allowing Equels and Bryan to stay on the Board and suggest additional directors.

•	But we will not allow these unethical, entrenched directors to remain in control after their disloyalty to the company and betrayal of the stockholders they are meant to serve.

This reckless conduct opens the company to legal liability. AIM cannot succeed with this kind of leadership. It is unlawful to publicly file materially false and misleading statements and proxy materials. We are also not aware of any written securities trading plans (compliant with Rule 10b5-1) in place for Equels and Appelrouth, as insiders, that would allow them to trade large amounts of stock while in possession of material nonpublic information involving the ongoing proxy battle and settlement negotiations.5

[4]

See the Kellner Group’s proxy statement for more discussion of these actions. See also AIM ImmunoTech, Inc. v. Tudor, et al., Case No. 5:22-CV-323-GAP-PRL, ECF No. 151, Order at 35 (M.D. Florida April 22, 2024).

[5]	See Form 4s filed by Equels on November 20 and 21, 2024 and by Appelrouth on November 21, 2024.

Simply put, the incumbent Board cannot be trusted to be honest and transparent with stockholders or to oversee AIM in a manner that generates value. Stockholders should disregard the misleading communications from the incumbent Board and focus on the facts: under their leadership, AIM’s performance has been dismal, stockholder value has been massively destroyed, and there are no plans for change.

We’ve given them every chance, and they’ve fought tooth and nail, desperately blocking any attempt to remove them. That ends now. It’s time to stand up to these bullies and remind them who actually owns this company. We, the stockholders, will replace them—and their abysmal performance—once and for all.

Sincerely, The Kellner Group Nominees

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

If you have any questions, require assistance in voting your GOLD proxy card, or need copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below. Please also visit https://okapivote.com/AIM/ for additional information.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.